EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER EARNINGS

ATLANTA, Georgia, August 14, 2007 - Atlantic American Corporation (Nasdaq-AAME) today announced a net income of $0.4 million, or nil per diluted share, for the three month period ended June 30, 2007, compared to a net loss of $0.3 million, or $0.03 per diluted share, for the three month period ended June 30, 2006. For the six month period ended June 30, 2007, net income was $1.3 million, or $0.02 per diluted share, compared to net income of $3.2 million, or $0.12 per diluted share, for the comparable period in 2006. Results for the six month period ended June 30, 2006 included approximately $4.0 million in realized investment gains. For the three month periods ended June 30, 2007 and 2006 and the six month period ended June 30, 2007, realized investment gains were negligible.

Total revenues for the three month period ended June 30, 2007, were $38.5 million, decreasing 12% from the $43.6 million for the three month period ended June 30, 2006. Insurance premiums during this quarter decreased 12% from the comparable 2006 premiums. For the six month period ended June 30, 2007, revenues were $78.4 million, decreasing 15% from the comparable 2006 revenues of $92.7 million. Revenue and premium declines during both the three month and six month periods ended June 30, 2007 occurred in each of the Company’s segments and were primarily attributable to increased pricing competition and the elimination of certain lines of business.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “We are pleased that our operating income which excludes realized investment gains has grown by 158% year to date.  This is primarily due to the fact that last year we received the large assessment from the Mississippi Windstorm Underwriting Association which we did not have to contend with this year.  We are, however, now in a decreasing rate environment which requires us to be extremely careful with all of our expenses.  We have numerous initiatives underway to reduce our costs company wide.  Our property and casualty companies are working hard to maintain the high quality of their underwriting in a challenging soft market.  We are focused on maintaining adequate prices for our risks underwritten rather than in the maintenance of top line growth.  It is also important to remember as we begin the hurricane season that we have now exited the property business in Florida and have reduced our writings in other catastrophe prone areas.  We have a very strong reinsurance program in place and we believe we are as prepared as possible for this season.  We are also pleased that our life and health operations are seeing significant increases in first year sales and the Company should be able to report a return to growth from these operations in the next few quarters.  It is worth noting in this environment that Atlantic American has no known direct exposure to the subprime mortgage market.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2007	2006	2007	2006
Insurance premiums	$ 33,881	$ 38,660	$ 68,981	$ 78,994
Investment income	4,553	4,795	9,023	9,258
Realized investment gains, net	-	2	17	3,970
Other income	101	121	412	441
Total revenue	38,535	43,578	78,433	92,663
Insurance benefits and losses incurred	22,338	22,017	44,733	47,435
Commissions and underwriting expenses	11,012	16,846	22,547	30,512
Interest expense	1,036	1,146	2,066	2,191
Other	3,309	3,821	6,926	7,725
Total benefits and expenses	37,695	43,830	76,272	87,863
Income (loss) before income tax expense	840	(252)	2,161	4,800
Income tax expense	406	7	876	1,565
Net income (loss)	$ 434	$ (259)	$ 1,285	$ 3,235
Net income (loss) per common share:
Basic and Diluted	$ -	$ (0.03)	$ 0.02	$ .12

Selected Balance Sheet Data	June 30, 2007	December 31, 2006
Total investments	$ 295,547	$ 298,775
Total assets	448,119	458,632
Insurance reserves and policy funds	263,375	267,507
Debt	53,988	53,988
Total shareholders' equity	93,049	94,188
Book value per common share	3.36	3.43